Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Pennsylvania Dividend Advantage Municipal Fund 2
811-10549


The annual meeting of shareholders was held in the offices of Nuveen Investments on November 22, 2013, at this meeting the shareholders were asked to vote on the election of Board Members and the approval of an Agreement and Plan of Reorganization.

Voting results are as follows:

<c> Common and Preferred shares voting
together as a class
<c>  Preferred
shares
To approve the Agreement and Plan of
Reorganization.


   For
             3,210,098
             1,246,955
   Against
                178,729
                  41,949
   Abstain
                  86,574
                  36,700
   Broker Non-Votes
             2,609,694
             1,224,635
      Total
             6,085,095
             2,550,239



Proxy materials are herein
incorporated by reference
to the SEC filing on August 29,
2013, under
Conformed Submission Type
DEF 14A, accession
number 0001193125-13-350776.